EXHIBIT 1

THE SECURITIES REPRESENTED BY THIS NOTE AND THE COMMON STOCK ISSUABLE THEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.




                            VIAVID BROADCASTING, INC.
                        3.0% CONVERTIBLE PROMISSORY NOTE

$50,000 (U.S.)    NORTH VANCOUVER, BRITISH COLUMBIA, CANADA   MARCH 11, 2002


         VIAVID BROADCASTING, INC., a Nevada corporation (hereinafter called the "Company"), for value received, hereby promises to pay to Watkins Communications Inc., a British Columbia corporation (hereinafter called "Holder"), or its assigns, the principal sum of Fifty-Thousand United States Dollars and No Cents (U.S.$50,000), together with interest on the amount of such principal sum outstanding, payable in accordance with the terms set forth below.


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

             "Board of Directors" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

             "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

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             "Common Stock" means shares of common stock, par value $0.001 per share, of the Company.

             "Company" means ViaVid Broadcasting, Inc., a Nevada corporation, its successors and assigns.

             "Contemporaneous Notes" has the meaning specified in Section 7.4.

             "Conversion Date" means the date as of which this Note is converted as provided in Article IV hereof.

             "Conversion Price" means the price per share of Common Stock at which this Note is convertible as provided in Article IV hereof.

             "Convertible Securities" means any stock or securities convertible or exchangeable (directly or indirectly) for Common Stock.

             "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

             "Determination Date" means (a) an Internet Payment Date with respect to which the Holder has elected to receive interest paid in shares of Common Stock pursuant to Section 2.1 or (b) a date on which the Company receives notice of the conversion of this Note, or any portion thereof, pursuant to
Section IV.

             "Event of Default" has the meaning specified in Section III.

             "Fair Market Value" shall mean the price per share of Common Stock equal to the average of the closing bid and asked prices of the Company's Common Stock as appearing on the OTC Bulletin Board (or such other principal trading system or securities exchange as the Company's shares may then be quoted or traded) for the twenty (20) trading days immediately prior to a Determination Date or, if no quotations for the Company's Common Stock appear during that period, the fair market value as determined in good faith by the Company's Board of Directors.

             "Indebtedness" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (a) for the principal of and premium, if any, and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created (i) for money borrowed by such Person (including capitalized lease obligations), (ii) for money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or (iii) constituting purchase

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money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (b) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (c) for all trade debts of the Person; and (d) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (a), (b) or (c) above.

             "Interest Payment Date" means each March 31, June 30, September 30 and December 31 or, with respect to any portion of the principal amount of this note is converted, the Conversion Date.

             "Maturity Date," when used with respect to this Note, means December 31, 2004 (or such earlier date upon which this Note becomes due and payable upon the occurrence of an Event of Default under Section 3.2).

             "Maximum Conversion Price" has the meaning specified in Section IV.

             "Minimum Conversion Price" has the meaning specified in Section IV.

             "Note" means this 3.0% Convertible Promissory Note, as hereafter amended, modified, substituted or replaced.

             "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, other entity, unincorporated organization or government or any agency or political subdivision thereof.

             "Registrable Securities" has the meaning specified in Section 7.1.

             "Securities Act" has the meaning specified in Section 7.1.

             "Subsidiary" means a corporation or other entity more than 50% of the outstanding voting stock of which, or more than 50% of the equity interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by any combination of the Company and one or more other Subsidiaries. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


                                   ARTICLE II
                                    PAYMENTS

         2.1 Interest. From the date of this Note through the Maturity Date, interest shall

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accrue hereunder on the unpaid outstanding principal sum of this Note at a rate equal to three percent (3.0%) per annum calculated on the basis of a 360-day year. All past due amounts of principal and interest shall bear interest at five percent (5%) per annum calculated on the basis of a 360-day year until paid. Interest shall be payable, at the option of the Holder, in either cash or Common Stock. Unless the Holder notifies the Company otherwise not less than five (5) but not more than twenty (20) business days before any Interest Payment Date, Interest shall be payable in cash in U.S. dollars. If the Holder notifies the Company of its election to receive payment of Interest on the next following Interest Payment Date in shares of Common Stock, the Company shall issue to the Holder a number of shares of Common Stock determined on the basis of the amount of interest payable in cash on the Interest Payment Date divided by the Fair Market Value

         2.2 Payment of Principal and Interest. The principal under this Note shall be due and payable in full on the Maturity Date. Accrued and unpaid interest under this Note shall be due and payable on each Interest Payment Date.

         2.3 Prepayments. Subject to Holder's right to convert this Note at any time before this Note is paid, the Company may prepay this Note, in whole or in part, without penalty or discount, and accrued interest thereon, upon ten (10) days' prior written notice given to Holder pursuant to Section 8.4. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal; provided, however, that interest shall accrue on any remaining principal balance and shall be payable at the rate provided above.

         2.4 Manner of Payment. Cash payments of principal or interest on this Note will be made by delivery of checks to Holder at its address as set forth in this Note or wire transfers pursuant to instructions from Holder. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day. Shares of Common Stock issued at the option of the Holder in payment of interest on this Note will be issued in the name of the Holder as promptly as practicable after each Interest Payment Date and mailed to the Holder at its address of the Holder determined in accordance with Section 8.4 hereof.

                                   ARTICLE III
                                    REMEDIES

         3.1 Events of Default. An "Event of Default" occurs if:

             (a) the Company defaults in the payment of the principal or interest on this Note, when such principal or interest becomes due and payable; or

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             (b) the Company defaults in the performance of any covenant made by the Company, and such default remains uncured for a period of 20 days; or

             (c) a court of competent jurisdiction enters a judgment or judgments against the Company, or any property or assets of the Company, for the payment of money aggregating $150,000 or more in excess of applicable insurance coverage and such default remains uncured for a period of 90 days; or

             (d) a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company and any such decree or order of relief or any such other decree or order remains unstayed for a period of 90 days from its date of entry; or

             (e) the Company commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due.

         3.2 Acceleration of Maturity. This Note and all accrued interest shall automatically become immediately due and payable if an Event of Default described in Sections 3.1(c), 3.1(d) or 3.1(e) occurs and, this Note shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder of the Note may declare the principal and interest on the Note to be due and payable immediately.


                                   ARTICLE IV
                               CONVERSION OF NOTE

         Subject to and upon compliance with the provisions of this Article, at the option of Holder, all or any part of this Note may be converted at any time, at the principal amount hereof together with accrued and unpaid interest thereon, into fully paid and non-assessable shares (calculated as to each conversion to the nearest full share) of Common Stock. The Conversion Price shall be the lesser of (a) $0.50 per share (the "Maximum Conversion Price"), and
(b) 80% of the Fair Market Value of the Common Stock. In no event, however, shall the Conversion

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Price be less than $0.05 (the "Minimum Conversion Price"). The number of shares of Common Stock issuable on conversion of this Note and accrued interest shall be determined by dividing the principal amount of the Note and accrued and unpaid interest thereon to the Determination Date by the Conversion Price in effect on such date. Notwithstanding anything else to the contrary set forth herein, the Holder shall have the right to convert this Note pursuant to the terms set forth herein at any time, including the ten (10) Business Days following (i) the Maturity Date or (ii) any prepayment pursuant to Section 2.3 hereof. If Holder elects to convert this Note after a prepayment has been made pursuant to Section 2.3, then Holder shall return all or such portion of the funds paid to Holder as to which Holder has elected to convert. In the event the shares of Common Stock of the Company are traded on any NASDAQ system, notwithstanding the foregoing, the Conversion Price shall be $0.145, the Fair Market Value on the date of issuance of this Note.


                                    ARTICLE V
                         ADJUSTMENT OF CONVERSION PRICE

         5.1 Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price equal to the price reflected on the Company's financial statements at which such shares were issued.

         5.2 Stock Splits and Reverse Splits. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Note may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares into which this Note may be converted immediately prior to such combination shall be proportionately reduced. Except as provided in this Section 5.2 no adjustment in the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price and no change in the number of Shares shall be made under this Article V as a result of or by reason of any such subdivision or combination.

         5.3 Reorganizations and Asset Sales. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:

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         5.3.1 As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in Section 5.3.3), lawful and adequate provisions shall be made whereby the holder of this Note shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Note and in lieu of the shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price and of the number of Shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the conversion of this Note.

         5.3.2 In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of common stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

         5.3.3 The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company the obligation to deliver to such Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Holder hereof, such successor Person will issue a new Note revised to reflect the modifications in this Note effected pursuant to this Section 5.3.

         5.3.4 If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company's assets with the Person having made such offer or with any

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affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sale, transfer or other disposition the holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Note either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

         5.4 Notice of Adjustment

             5.4.1 Whenever the Conversion Price, the Maximum Conversion Price or the Minimum Conversion Price or the number of Shares issuable upon the conversion of the Note shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price, the Maximum Conversion Price or the Minimum Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an Officer's Certificate setting forth the adjusted Conversion Price, the Maximum Conversion Price or the Minimum Conversion Price and the adjusted number of Shares issuable upon the conversion of this Note or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based. The Company shall cause to be mailed to the Holder hereof copies of such Officer's Certificate together with a notice stating that the Conversion Price, the Maximum Conversion Price or the Minimum Conversion Price and the number of Shares purchasable upon conversion of this Note have been adjusted and setting forth the adjusted Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price and the adjusted number of Shares purchasable upon conversion of this Note.

             5.4.2 Upon written request of the Holder hereof, the Company will provide to the Holder from time to time such information as the Holder may reasonably request to determine the Conversion Price, the Maximum Conversion Price and the Minimum Conversion Price, as it is to be determined under Article IV hereof.

         5.5 Notifications to Holders. In case at any time the Company proposes:

             (i) to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

             (ii) to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

             (iii) to effect any capital reorganization, or reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets; or

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             (iv) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give the holder hereof
(a) at least ten (10) days' (but not more than ninety (90) days') prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days (but not more than 90 days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

         5.6 Company to Prevent Dilution. If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the conversion or purchase rights of this Note evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the conversion or purchase rights of the holder hereof under any provisions of this Note, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price, Maximum Conversion Price and Minimum Conversion Price and the number of shares purchasable hereunder so as to preserve the rights of the holder hereunder. In no event shall any such adjustment have the effect of increasing the Conversion Price, Maximum Conversion Price or Minimum Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares of the type contemplated in Section 5.2 hereof, and then in no event to an amount greater than the Conversion Price, Maximum Conversion Price and Minimum Conversion Price as adjusted pursuant to Section 5.2 hereof.


                                   ARTICLE VI
                                    COVENANTS

         The Company covenants and agrees that, so long as this Note is outstanding:

         6.1 Payment of Principal and Accrued Interest. The Company will duly and

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punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

         6.2 Corporate Existence. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company or a Subsidiary shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

         6.3 Notice of Defaults. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

         7.1 The Company agrees that promptly after receiving the demand (a "Demand") from the Holder, it will, at its expense, prepare and file under the Securities Act of 1933, as amended (the "Securities Act") a registration statement with respect to the shares of Common Stock issuable on conversion of this Note (herein such shares of Common Stock are referred to as the "Registrable Securities") in accordance with the then applicable law and regulations and practices of the Securities and Exchange Commission. The Company will use its best efforts to cause such registration statement to be filed no later than 45 days after the receipt of the Demand of the Holder, subject, however, to compliance with the requirements of the Securities Act.

         7.2 Any Holder whose securities shall be included in the Company's registration under the Securities Act pursuant to subsection 7.1 of this Section VII shall furnish to the Company such information regarding his holdings of Registrable Securities to be registered and the proposed manner of distribution thereof as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in subsection 7.1 of this Section VII and shall otherwise cooperate with the Company in connection with such registration, qualification or compliance. The Company, at its expense, will furnish to the Holder of Registrable Securities such number of prospectuses, offering circulars or other documents incident to any registration, qualification or compliance referred to in this Section VII as such holders from time to time reasonably may request, and will indemnify and defend each such holder and each underwriter of Registrable Securities being sold by any such holder (and any person who controls such holder or underwriter within the meaning of Section 15 of the

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Securities Act) against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained therein (or in any related registration statement, notification or the like) or from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been based upon information furnished in writing to the Company by such Holder or underwriter expressly for use therein, and with respect to such information furnished to the Company, such Holder will indemnify and defend the Company against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained therein or any omission or alleged omission to state a material fact required to be stated or necessary to make the information not misleading. Notwithstanding anything herein contained, the Company shall not be obligated to pay any underwriting or brokers' discounts or commissions applicable to the Holder's Registrable Securities or fees or disbursements of counsel to the selling stockholders.

                  7.3 The rights to registration of the Registrable Securities may be transferred or assigned by the Holder of Registrable Securities to any transferee or assignee of this Note subject to such transferee or assignee agreeing to be bound by the terms of this Note.

                  7.4 This Note is being issued contemporaneously with other notes dated this date and bearing substantially identical terms and conditions as are contained herein (the "Contemporaneous Notes"). The rights to registration of the Registrable Securities shall be for the benefit of all holders of all Contemporaneous Notes and the Company shall have no obligation to file a registration statement under this Section VII (or Section VII of any of the other Contemporaneous Notes) on behalf of all such holders on more than one occasion. In the event the Company shall receive a demand from the Holder of this Note pursuant to Section 7.1 hereof, such demand shall be deemed to be on behalf of and for the benefit of all the holders of the Contemporaneous Notes, who shall fulfill their obligations set forth in Section 7.2 of the Contemporaneous Notes, and the Company shall promptly give notice to all such holders of Contemporaneous Notes and offer to permit the holders thereof to include their shares Registrable Securities in the registration statement to be filed.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Consent to Amendments. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note and the Contemporaneous Notes, provided, however, nothing herein shall permit any amendment to the interest rate, Interest Payment Date, Maturity Date or this
Section 8.1 without the written consent of each holder thereby affected.



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         8.2 Benefits of Note. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors and assigns any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

         8.3 Successors and Assigns. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

         8.4 Notice; Address of Parties. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served and received for all purposes on (i) the third business day after being sent as certified or registered mail, postage and charges prepaid, or (ii) the first business day after being sent by reputable overnight delivery service, charges prepaid, to the following addresses: if to the Company, Suite 340, 145 Chadwick Court, North Vancouver, BC, Canada V7M 3K1; if to Holder, c/o ViaVid Broadcasting, Inc., 145 Chadwick Court, Suite 340, North Vancouver, BC V7M 3K1, or at any other address designated by Holder to the Company in writing.

         8.5 Separability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

         8.6 Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Nevada (without regard to principles of choice of law).

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.



Attest:                                  VIAVID BROADCASTING, INC.



/s/ Witness                              By:  /s/ Brian Kathler, President



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